SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Ashland, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

044204105
(Cusip Number)


Check the following if a fee is being paid with this statement ___.    (A fee is
not required only if the filing person:

(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







(Continued on the following page(s))

Page 1 of  5














CUSIP No.

044204105

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power

7,131,969

















Number of










Shares
6
Shared Voting








Beneficially

Power

11,269






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

15,484


















8
Shared Dispositive Power

29,511



























9
Aggregate Amount Beneficially Owned by Each Reporting Person











7,143,488




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










9.5%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5


SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Ashland, Inc.

Item 1 (b).  Address of Issuer's principal executive offices:

1000 Ashland Drive
Russell, KY  41169

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio


Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

044204105

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)








3 of 5



Item 4.
Ownership:











(a)  Amount of beneficially owned:


7,148,488
shares







(b)  Percent of class:



9.5%







(c)  Number of shares as to which such person has:











    (i)Sole power to vote or to direct the vote



7,131,969

   (ii)Shared power to vote or to direct the vote



11,269

  (iii)Sole power to dispose or to direct the disposition of



15,484

   (iv)Shared power to dispose or to direct the disposition of



29,511






Item 5.
Ownership of five percent or less of a class:











X










Item 6.
Ownership of more than five percent on behalf of another person:











Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None











Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:










Identification:    Key Trust Company N.A. (OH, ME, NY, IN, FL, ID),
Key Asset Management, Inc.

Classification:    (B) Bank as defined by Section 3 (A)(6) of the Act.

Identification:    Key Asset Management, Inc.

Classification:    Registered investment advisor










Item 8.
Identification and classification of members of the group:











Not Applicable










Item 9.
Notice of dissolution of group:











Not Applicable









						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank
















5 of 5
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Avatar Holdings.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

053494100
(Cusip Number)


Check the following if a fee is being paid with this statement ___.    (A fee
is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







(Continued on the following page(s))

Page 1 of  5













CUSIP No.

053494100

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power

0

















Number of










Shares
6
Shared Voting








Beneficially

Power

1,385,055






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

0


















8
Shared Dispositive Power

1,385,055



























9
Aggregate Amount Beneficially Owned by Each Reporting Person











1,385,055




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










15.1%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Avatar Holdings, Inc.

Item 1 (b).  Address of Issuer's principal executive offices:

255 Alhambra Circle
Coral Gables, Florida 33134

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

053494100

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)








3 of 5

Item 4.
Ownership:











(a)  Amount of beneficially owned:


1,385,055
shares







(b)  Percent of class:



15.1%







(c)  Number of shares as to which such person has:











    (i)Sole power to vote or to direct the vote



0

   (ii)Shared power to vote or to direct the vote



1,385,055

  (iii)Sole power to dispose or to direct the disposition of



0

   (iv)Shared power to dispose or to direct the disposition of



1,385,055






Item 5.
Ownership of five percent or less of a class:











Not Applicable










Item 6.
Ownership of more than five percent on behalf of another person:











Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None










Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:





Identification:    Key Asset Management, Inc.

Classification:    (B) Bank as defined by Section 3 (A)(6) of the Act.

Identification:	Spears, Benzak, Solomon & Farrell, Inc.
Key Asset Management, Inc.

Classification:     Registered investment advisor










Item 8.
Identification and classification of members of the group:











Not Applicable










Item 9.
Notice of dissolution of group:











Not Applicable









						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank

















5 of 5
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Citizens Utilities Cvt Pfd 5.00%
(Name of Issuer)

Convertible Preferred Stock
(Title of Class of Securities)

177351202
(Cusip Number)


Check the following if a fee is being paid with this statement ___.    (A fee
is not required only if the filing person:

(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(Continued on the following page(s))

Page 1 of  5













CUSIP No.

177351202

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power

162,600

















Number of










Shares
6
Shared Voting








Beneficially

Power

0






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

184,300


















8
Shared Dispositive Power

0



























9
Aggregate Amount Beneficially Owned by Each Reporting Person











184,300




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










5.3%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Citizens Utilities Cvt Pfd 5.00%

Item 1 (b).  Address of Issuer's principal executive offices:

High Ridge Park
Stamford, CT  06905

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Convertible Preferred Stock

Item 2 (e).  CUSIP Number:

177351202

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)








3 of 5

Item 4.
Ownership:











(a)  Amount of beneficially owned:


184,300
shares







(b)  Percent of class:



5.3%







(c)  Number of shares as to which such person has:











    (i)Sole power to vote or to direct the vote



162,600

   (ii)Shared power to vote or to direct the vote



0

  (iii)Sole power to dispose or to direct the disposition of



184,300

   (iv)Shared power to dispose or to direct the disposition of



0






Item 5.
Ownership of five percent or less of a class:











Not Applicable










Item 6.
Ownership of more than five percent on behalf of another person:











Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None










Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:









Identification:    Key Trust Company N.A. (OH, WA), Key Asset Management, Inc.

Classification:    (B) Bank as defined by Section 3 (A)(6) of the Act.

Identification:    Key Asset Management, Inc.

Classification:    Registered investment advisor










Item 8.
Identification and classification of members of the group:











Not Applicable










Item 9.
Notice of dissolution of group:











Not Applicable









						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank

















5 of 5
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Essef Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

269145108
(Cusip Number)


Check the following if a fee is being paid with this statement ___.    (A fee
is not required only if the filing person:



(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subssequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





(Continued on the following page(s))

Page 1 of  5













CUSIP No.

269145108

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power

126,641

















Number of










Shares
6
Shared Voting

1,819






Beneficially

Power








Owned By










Each Reporting
7
Sole Dispositive

43,998






Person With

Power




















8
Shared Dispositive Power

2,695,328



























9
Aggregate Amount Beneficially Owned by Each Reporting Person











2,739,326




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










22.9%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Essef Corporation

Item 1 (b).  Address of Issuer's principal executive offices:

220 Park Drive
Chardon, OH  44024

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

269145108

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)








3 of 5

Item 4.
Ownership:











(a)  Amount of beneficially owned:


2,739,326
shares







(b)  Percent of class:



22.9%







(c)  Number of shares as to which such person has:











    (i)Sole power to vote or to direct the vote



126,641

   (ii)Shared power to vote or to direct the vote



1,819

  (iii)Sole power to dispose or to direct the disposition of



43,998

   (iv)Shared power to dispose or to direct the disposition of



2,695,328






Item 5.
Ownership of five percent or less of a class:











x










Item 6.
Ownership of more than five percent on behalf of another person:











Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None










Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:









Identification:    Key Trust Company of Ohio, N.A., Key Asset Management, Inc.

Classification:    (B) Bank as defined by Section 3 (A)(6) of the Act.

Identification:	Key Asset Management, Inc.

Classification:    Registered investment advisor










Item 8.
Identification and classification of members of the group:











Not Applicable










Item 9.
Notice of dissolution of group:











Not Applicable









						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank

















5 of 5
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Heartland Technology
(Name of Issuer)

Common Stock
(Title of Class of Securities)

421979105
(Cusip Number)


Check the following if a fee is being paid with this statement ___.    (A fee
is not required only if the filing person:





(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(Continued on the following page(s))

Page 1 of  5













CUSIP No.

421979105

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power

0

















Number of










Shares
6
Shared Voting

152,430






Beneficially

Power








Owned By










Each Reporting
7
Sole Dispositive

0






Person With

Power




















8
Shared Dispositive Power

152,430



























9
Aggregate Amount Beneficially Owned by Each Reporting Person











152,430




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










9.1%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Heartland Technology

Item 1 (b).  Address of Issuer's principal executive offices:

547 West Jackson Blvd. Suite 1510
Chicago, IL  60661

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

421979105

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)








3 of 5

Item 4.
Ownership:











(a)  Amount of beneficially owned:


152,430
shares







(b)  Percent of class:



9.1%







(c)  Number of shares as to which such person has:











    (i)Sole power to vote or to direct the vote



0

   (ii)Shared power to vote or to direct the vote



152,430

  (iii)Sole power to dispose or to direct the disposition of



0

   (iv)Shared power to dispose or to direct the disposition of



152,430






Item 5.
Ownership of five percent or less of a class:











Not Applicable










Item 6.
Ownership of more than five percent on behalf of another person:











Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None










Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:









Identification:    Key Asset Management, Inc.

Classification:    (B) Bank as defined by Section 3 (A)(6) of the Act.

Identification:	Spears, Benzak, Solomon & Farrell, Inc.

Classification:     Registered investment advisor










Item 8.
Identification and classification of members of the group:











Not Applicable










Item 9.
Notice of dissolution of group:











Not Applicable









						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank
















5 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Insignia Financial Group, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

45767A105
(Cusip Number)


Check the following if a fee is being paid with this statement ___.   (A fee
is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(Continued on the following page(s))

Page 1 of  5













CUSIP No.

45767A105

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power

0

















Number of










Shares
6
Shared Voting








Beneficially

Power

1,373,182






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

0


















8
Shared Dispositive Power

1,373,182



























9
Aggregate Amount Beneficially Owned by Each Reporting Person











1,373,182




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










6.4%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5
SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Insignia Financial Group, Inc.

Item 1 (b).  Address of Issuer's principal executive offices:

200 Park Avenue
New York, NY 10166

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

45767A105

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)








3 of 5

Item 4.
Ownership:











(a)  Amount of beneficially owned:


1,373,182
shares







(b)  Percent of class:



6.4%







(c)  Number of shares as to which such person has:











    (i)Sole power to vote or to direct the vote



0

   (ii)Shared power to vote or to direct the vote



1,373,182

  (iii)Sole power to dispose or to direct the disposition of



0

   (iv)Shared power to dispose or to direct the disposition of



1,373,182






Item 5.
Ownership of five percent or less of a class:











x










Item 6.
Ownership of more than five percent on behalf of another person:











Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:


None










Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:









Identification:    Key Asset Management, Inc.

Classification:    (B) Bank as defined by Section 3 (A)(6) of the Act.

Identification:	Spears, Benzak, Solomon & Farrell, Inc.

Classification:     Registered investment advisor










Item 8.
Identification and classification of members of the group:











Not Applicable










Item 9.
Notice of dissolution of group:











Not Applicable









						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank
















5 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Kellogg Co.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

487836108
(Cusip Number)


Check the following if a fee is being paid with this statement ___.   (A fee
is not required only if the filing person:





(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(Continued on the following page(s))

Page 1 of  5












CUSIP No.

487836108

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power












3,326,094






Number of










Shares
6
Shared Voting








Beneficially

Power

46,355






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

37,348,781


















8
Shared Dispositive Power












993,152
















9
Aggregate Amount Beneficially Owned by Each Reporting Person











38,344,509




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










9.5%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Kellogg Corp.

Item 1 (b).  Address of Issuer's principal executive offices:

One Kellogg Square
Battle Creek, MI  49016-3599

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

487836108

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)









3 of 5

Item 4.
Ownership:

















(a)  Amount of beneficially owned:





38,344,509
shares










(b)  Percent of class:






9.5%










(c)  Number of shares as to which such person has:

















    (i)Sole power to vote or to direct the vote






3,326,094

   (ii)Shared power to vote or to direct the vote






46,355

  (iii)Sole power to dispose or to direct the disposition of






37,348,781

   (iv)Shared power to dispose or to direct the disposition of






993,152









Item 5.
Ownership of five percent or less of a class:

















Not Applicable
















Item 6.
Ownership of more than five percent on behalf of another person:

















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None


Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:
























Identification:    Key Trust Company N.A. (OH, ME, NY, IN, MI, FL, WA),
Key Asset Management, Inc.

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.









Identification:    Key Asset Management, Inc.

Classification:    Registered investment advisors
















Item 8.
Identification and classification of members of the group:

















Not Applicable
















Item 9.
Notice of dissolution of group:

















Not Applicable









						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank

















5 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Kennametal Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

489170100
(Cusip Number)


Check the following if a fee is being paid with this statement ___.   (A fee
is not required only if the filing person:





(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(Continued on the following page(s))

Page 1 of  5












CUSIP No.

489170100

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power

2,115,416

















Number of










Shares
6
Shared Voting








Beneficially

Power

3,500






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

2,137,305


















8
Shared Dispositive Power

44,337



























9
Aggregate Amount Beneficially Owned by Each Reporting Person











2,181,642




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










7.3%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5
SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Kennametal Inc.

Item 1 (b).  Address of Issuer's principal executive offices:

1600 Technology Way
Latrobe, PA  15650-0231

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

489170100

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)







3 of 5


Item 4.
Ownership:











(a)  Amount of beneficially owned:


2,181,642
shares







(b)  Percent of class:



7.3%







(c)  Number of shares as to which such person has:











    (i)Sole power to vote or to direct the vote



2,115,416

   (ii)Shared power to vote or to direct the vote



3,500

  (iii)Sole power to dispose or to direct the disposition of



2,137,305

   (iv)Shared power to dispose or to direct the disposition of



44,337






Item 5.
Ownership of five percent or less of a class:











Not applicable










Item 6.
Ownership of more than five percent on behalf of another person:











Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None










Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:




Identification:    Key Trust Company N.A.(OH, IN, MI, FL, OR, WA),
Key Asset Management, Inc.
Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.






Identification:     Key Asset Management, Inc.

Classification:    Registered investment advisors





Item 8.
Identification and classification of members of the group:











Not Applicable










Item 9.
Notice of dissolution of group:











Not Applicable




						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank

















5 of 5
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Lincoln Electric Holdings, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

533900106
(Cusip Number)


Check the following if a fee is being paid with this statement ___.    (A fee
is not required only if the filing person:





(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(Continued on the following page(s))

Page 1 of  5













CUSIP No.

533900106

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power












395,500






Number of










Shares
6
Shared Voting








Beneficially

Power

252,320






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

184,087


















8
Shared Dispositive Power












2,799,054
















9
Aggregate Amount Beneficially Owned by Each Reporting Person











2,993,141




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










6.2%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Lincoln Electric Holdings, Inc.

Item 1 (b).  Address of Issuer's principal executive offices:

22801 Saint Clair Avenue
Cleveland, OH  44117

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

533900106

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)









3 of 5

Item 4.
Ownership:

















(a)  Amount of beneficially owned:





2,993,141
shares










(b)  Percent of class:






6.2%










(c)  Number of shares as to which such person has:

















    (i)Sole power to vote or to direct the vote






395,500

   (ii)Shared power to vote or to direct the vote






252,320

  (iii)Sole power to dispose or to direct the disposition of






184,087

   (iv)Shared power to dispose or to direct the disposition of






2,799,054









Item 5.
Ownership of five percent or less of a class:

















Not Applicable
















Item 6.
Ownership of more than five percent on behalf of another person:

















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more that five percent of the class are:

None


Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:
























Identification:    Key Trust Company N.A. (OH, IN), Key Asset Management, Inc.

Classification:   (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.









Identification:    Key Asset Management, Inc.

Classification:    Registered investment advisors

















Item 8.
Identification and classification of members of the group:

















Not Applicable
















Item 9.
Notice of dissolution of group:

















Not Applicable








						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank

















5 of 5
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Oglebay Norton Co.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

677007106
(Cusip Number)


Check the following if a fee is being paid with this statement ___ . (A fee is not required only if the filing person:


(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(Continued on the following page(s))

Page 1 of  5













CUSIP No.

677007106

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power












696,496






Number of










Shares
6
Shared Voting








Beneficially

Power

315,773






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

390,671


















8
Shared Dispositive Power












277,534
















9
Aggregate Amount Beneficially Owned by Each Reporting Person











1,012,269




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










21.2%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Oglebay Norton Co.

Item 1 (b).  Address of Issuer's principal executive offices:

1100 Superior Avenue
Cleveland, OH  44114-2598

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

677007106

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)









3 of 5

Item 4.
Ownership:

















(a)  Amount of beneficially owned:





1,012,269
shares










(b)  Percent of class:






21.2%










(c)  Number of shares as to which such person has:

















    (i)Sole power to vote or to direct the vote






696,496

   (ii)Shared power to vote or to direct the vote






315,773

  (iii)Sole power to dispose or to direct the disposition of






390,671

   (iv)Shared power to dispose or to direct the disposition of






277,534









Item 5.
Ownership of five percent or less of a class:

















Not Applicable
















Item 6.
Ownership of more than five percent on behalf of another person:

















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None




Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:
























Identification:    Key Trust Company of Ohio, N.A., Key Asset Management, Inc.

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.









Identification:    Spears, Benzak, Solomon & Farrell, Inc.  Key Asset Management
Classification:    Registered investment advisors

















Item 8.
Identification and classification of members of the group:

















Not Applicable
















Item 9.
Notice of dissolution of group:

















Not Applicable







						4 of 5


Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank















5 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Partnerre Ltd.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

G6852T105
(Cusip Number)


Check the following if a fee is being paid with this statement ___.   (A fee
is not required only if the filing person:

(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(Continued on the following page(s))

Page 1 of  5













CUSIP No.

G6852T105

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power

111,100

















Number of










Shares
6
Shared Voting








Beneficially

Power

3,333,918






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

107,900


















8
Shared Dispositive Power












3,333,918
















9
Aggregate Amount Beneficially Owned by Each Reporting Person











3,445,018




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










6.4%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Partnerre Ltd.

Item 1 (b).  Address of Issuer's principal executive offices:

Partnerre Bldg, 106 Pitts Bay Rd.
Pembroke, HM  08

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

G6852T105

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)








3 of 5

Item 4.
Ownership:











(a)  Amount of beneficially owned:


3,445,018
shares







(b)  Percent of class:



6.4%







(c)  Number of shares as to which such person has:











    (i)Sole power to vote or to direct the vote



111,100

   (ii)Shared power to vote or to direct the vote



3,333,918

  (iii)Sole power to dispose or to direct the disposition of



107,900

   (iv)Shared power to dispose or to direct the disposition of



3,333,918






Item 5.
Ownership of five percent or less of a class:











Not Applicable










Item 6.
Ownership of more than five percent on behalf of another person:











Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None










Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:









Identification:    Key Trust Company N.A. (ME, OH), Key Asset Management, Inc.

Classification:    (B) Bank as defined by Section 3 (A)(6) of the Act.

Identification:	Spears, Benzak, Solomon, & Farrell, Inc
Key Asset Management,  Inc.

Classification:    Registered investment advisor










Item 8.
Identification and classification of members of the group:











Not Applicable










Item 9.
Notice of dissolution of group:











Not Applicable









						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank

















5 of 5
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Shiloh Industries, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

824543102
(Cusip Number)


Check the following if a fee is being paid with this statement ___.    (A fee
is not required only if the filing person:

(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(Continued on the following page(s))

Page 1 of  5













CUSIP No.

824543102

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power

1,403,185

















Number of










Shares
6
Shared Voting








Beneficially

Power

0






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

1,403,185


















8
Shared Dispositive Power












0
















9
Aggregate Amount Beneficially Owned by Each Reporting Person











1,403,185




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










10.7%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5
SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Shiloh Industries, Inc.

Item 1 (b).  Address of Issuer's principal executive offices:

1013 Centre Rd Suite 350
Wilmington, DE  19805

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

824543102

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)







3 of 5

Item 4.
Ownership:











(a)  Amount of beneficially owned:


1,403,185
shares







(b)  Percent of class:



10.7%







(c)  Number of shares as to which such person has:











    (i)Sole power to vote or to direct the vote



1,403,185

   (ii)Shared power to vote or to direct the vote



0

  (iii)Sole power to dispose or to direct the disposition of



1,403,185

   (iv)Shared power to dispose or to direct the disposition of



0






Item 5.
Ownership of five percent or less of a class:











Not Applicable










Item 6.
Ownership of more than five percent on behalf of another person:











Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:


None










Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:









Identification:    Key Trust Company of Ohio, N.A., Key Asset Management, Inc.

Classification:    (B) Banks as defined by Section 3 (A)(6) of the Act.

Identification:    Key Asset Management, Inc.

Classification:    Registered investment advisor










Item 8.
Identification and classification of members of the group:











Not Applicable










Item 9.
Notice of dissolution of group:











Not Applicable





						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank

















5 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 19)


Smucker J M Co. Cl A
(Name of Issuer)

Common Stock
(Title of Class of Securities)

832696108
(Cusip Number)


Check the following if a fee is being paid with this statement ___.    (A fee
is not required only if the filing person:

(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.



The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(Continued on the following page(s))

Page 1 of  5













CUSIP No.

832696108

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power

1,442,396

















Number of










Shares
6
Shared Voting








Beneficially

Power

7,600






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

567,633


















8
Shared Dispositive Power












185,013
















9
Aggregate Amount Beneficially Owned by Each Reporting Person











1,449,996




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










10.1%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Smucker J M Co. Cl A

Item 1 (b).  Address of Issuer's principal executive offices:

Strawberry Lane
Orrville, OH  44667

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

832696108

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)







3 of 5

Item 4.
Ownership:











(a)  Amount of beneficially owned:


1,449,996
shares







(b)  Percent of class:



10.1%







(c)  Number of shares as to which such person has:











    (i)Sole power to vote or to direct the vote



1,442,396

   (ii)Shared power to vote or to direct the vote



7,600

  (iii)Sole power to dispose or to direct the disposition of



567,633

   (iv)Shared power to dispose or to direct the disposition of



185,013






Item 5.
Ownership of five percent or less of a class:











Not applicable










Item 6.
Ownership of more than five percent on behalf of another person:











Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None










Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:









Identification:    Key Trust Company N.A. (OH, NY), Key Asset Management, Inc.

Classification:    (B) Banks as defined by Section 3 (A)(6) of the Act.

Identification:     Key Asset Management, Inc.

Classification:    Registered investment advisor





Item 8.
Identification and classification of members of the group:











Not Applicable










Item 9.
Notice of dissolution of group:











Not Applicable




						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank

















5 of 5
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Smucker J M Co. Cl B
(Name of Issuer)

Common Stock
(Title of Class of Securities)

832696207
(Cusip Number)


Check the following if a fee is being paid with this statement ___. (A fee is not required only if the filing person:

(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





(Continued on the following page(s))

Page 1 of  5













CUSIP No.

832696207

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power












1,258,989






Number of










Shares
6
Shared Voting








Beneficially

Power

7,600






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

563,934


















8
Shared Dispositive Power












500,264
















9
Aggregate Amount Beneficially Owned by Each Reporting Person











1,266,589




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










8.6%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Smucker J M Co. Cl B

Item 1 (b).  Address of Issuer's principal executive offices:

Strawberry Lane
Orrville, OH  44667

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

832696207

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)









3 of 5

Item 4.
Ownership:

















(a)  Amount of beneficially owned:





1,266,589
shares










(b)  Percent of class:






8.6%










(c)  Number of shares as to which such person has:

















    (i)Sole power to vote or to direct the vote






1,258,989

   (ii)Shared power to vote or to direct the vote






7,600

  (iii)Sole power to dispose or to direct the disposition of






563,934

   (iv)Shared power to dispose or to direct the disposition of






500,264









Item 5.
Ownership of five percent or less of a class:

















Not Applicable
















Item 6.
Ownership of more than five percent on behalf of another person:

















Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proeeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None





Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:
























Identification:    Key Trust Company N.A. (OH, FL)

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.









Identification:    Key Asset Management, Inc.

Classification:    Registered investment advisor

















Item 8.
Identification and classification of members of the group:

















Not Applicable
















Item 9.
Notice of dissolution of group:

















Not Applicable







						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank

















5 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Venture Seismic Ltd.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

92327K108
(Cusip Number)


Check the following if a fee is being paid with this statement ___. (A fee is not required only if the filing person:

(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(Continued on the following page(s))

Page 1 of  5













CUSIP No.

92327K108

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power












52,000






Number of










Shares
6
Shared Voting








Beneficially

Power

229,000






Owned By










Each Reporting
7
Sole Dispositive








Person With

Power

188,000


















8
Shared Dispositive Power












229,000
















9
Aggregate Amount Beneficially Owned by Each Reporting Person











417,000




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










6.2%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Venture Seismic Ltd.

Item 1 (b).  Address of Issuer's principal executive offices:

3110 80th Avenue SE
Calgary, AB  T2C 1J3

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

92327K108

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)









3 of 5

Item 4.
Ownership:

















(a)  Amount of beneficially owned:





417,000
shares










(b)  Percent of class:






6.2%










(c)  Number of shares as to which such person has:

















    (i)Sole power to vote or to direct the vote






52,000

   (ii)Shared power to vote or to direct the vote






229,000

  (iii)Sole power to dispose or to direct the disposition of






188,000

   (iv)Shared power to dispose or to direct the disposition of






229,000









Item 5.
Ownership of five percent or less of a class:

















Not Applicable
















Item 6.
Ownership of more than five percent on behalf of another person:

















Other persons are known to have the right to rceive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None




Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:
























Identification:    Key Trust Company of Ohio, N.A., Key Asset Management, Inc.

Classification:    (B) A Bank as defined by Section 3 (A)(6)
                           of the Act.

















Identification:     Key Asset Management, Inc., Spears, Benzak, Solomon,
& Farrell, Inc.

Classification:    Registered investment advisor








Item 8.
Identification and classification of members of the group:

















Not Applicable
















Item 9.
Notice of dissolution of group:

















Not Applicable








4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank
















5 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934



Vishay Intertechnology Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

928298108
(Cusip Number)


Check the following if a fee is being paid with this statement ___.   (A fee
is not required only if the filing person:

(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
 and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




(Continued on the following page(s))

Page 1 of  5













CUSIP No.

928298108

13G

Page 2 of 5

Pages























1
Name of Reporting Person





















S.S. or I.R.S. Identification No. of Above Person





















KeyCorp
I.R.S. Employer Identification No. 34-1784820









2
Check the Appropriate Box if a Member of a Group*














(a)



















Not Applicable

(b)
















3
SEC Use Only































4
Citizenship or Place of Organization





















State of Ohio






















5
Sole Voting Power

2,163,044

















Number of










Shares
6
Shared Voting

2,474,790






Beneficially

Power








Owned By










Each Reporting
7
Sole Dispositive

2,248,142






Person With

Power




















8
Shared Dispositive Power

2,477,340



























9
Aggregate Amount Beneficially Owned by Each Reporting Person











4,726,060




















10
Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*










Not Applicable




















11
Percent of Class Represented by Amount in Row 9










8.0%




















12
Type of Reporting Person*










HC





















SEC 1745 (6-80)				*SEE INSTRUCTIONS BEFORE FILLING OUT




							2 of 5

SECURITIES AND EXCHANGE COMMISSION
Washington  D.C.  20549

SCHEDULE 13G

Under the Securities and Exchange Act of 1934


Item 1 (a).  Name of Issuer:

Vishay Intertechnology Inc.

Item 1 (b).  Address of Issuer's principal executive offices:

63 Lincoln Highway
Malvern, PA  19355-2120

Item 2 (a).  Name of person filing:

KeyCorp

Item 2 (b).  Address of principal business office:

127 Public Square
Cleveland,  Ohio  44114-1306

Item 2 (c).  Place of organization:

State of Ohio

Item 2 (d).  Title of class of securities:

Common Stock

Item 2 (e).  CUSIP Number:

928298108

Item 3.         If this statement is filed pursuant to Rules 13d-1(b),  or
                     13d - 2 (b), indicate type of  person filing:

Person filing is a Parent Holding Co., in accordance with 240.13d - 1(b)(ii)(G)







3 of 5

Item 4.
Ownership:











(a)  Amount of beneficially owned:


4,726,060
shares







(b)  Percent of class:



8.0%







(c)  Number of shares as to which such person has:











    (i)Sole power to vote or to direct the vote



2,163,044

   (ii)Shared power to vote or to direct the vote



2,474,790

  (iii)Sole power to dispose or to direct the disposition of



2,248,142

   (iv)Shared power to dispose or to direct the disposition of



2,477,340






Item 5.
Ownership of five percent or less of a class:











x










Item 6.
Ownership of more than five percent on behalf of another person:











Other persons are known to have the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of these securities. Those persons whose interest relates to more than five percent of the class are:

None








Item 7.
Identification and classification of the subsidiaries which acquired the security being reported on by the parent holding company:









Identification:     Key Asset Management, Inc., Key Trust Company, N.A. (OH, WA)

Classification:    Registered investment advisor

Identification:    Spears, Benzak, Solomon & Farrell, Inc., Key Asset Management

Classification:    Registered investment advisor





Item 8.
Identification and classification of members of the group:











Not Applicable










Item 9.
Notice of dissolution of group:











Not Applicable




						4 of 5

Item 10.  Certification

The undersigned expressly declares that the filing of the Schedule 13G shall not be construed as an admission that the undersigned is, for purposes of
Section 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999



KeyCorp

By:




Carol Davenport
Chief Fiduciary Officer
KeyBank

















5 of 5